Exhibit 99.1

Cytec Announces Record As-Adjusted EPS for the Quarter

Significantly Increases 2010 Full Year As-Adjusted EPS Outlook

WOODLAND PARK, N.J.--(BUSINESS WIRE)--July 20, 2010--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the second quarter 2010 of $61.8 million or $1.24 per diluted share on net sales of $874 million. Included in the quarter is a special item charge of $3.1 million of net expense after-tax or $0.06 per diluted share and is outlined further in this release. Excluding this special item, net earnings were $64.8 million or $1.31 per diluted share.

Net loss for the second quarter of 2009 was $24.8 million or $0.52 per diluted share on net sales of $685 million. Included in the quarter were several special items that totaled $24.2 million of net expense after-tax or $0.51 per share and are outlined further in this release. Excluding these special items, net loss was $0.6 million or $0.01 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “I’m extremely pleased to announce that our results for the second quarter mark a record earnings performance for Cytec. This outstanding result was partially driven by year-over-year sales growth across all of our business segments due to a much improved economic environment. The Company’s best prior performance was the second quarter 2008, and we have exceeded that level with 13% lower sales. We were able to deliver stronger earnings at lower sales levels due to the benefits of our 2009 cost reduction actions, improved product mix from the sales of new products and pruning of low margin products as well as our ability to recover the raw material escalations during the quarter. Engineered Materials sales were up sharply versus the prior year quarter as program ramp-ups are starting to occur in the large commercial transport sector reinforcing our belief that we are moving past the trough of the aerospace cycle. On a consolidated level, sales increased across all regions versus the prior year period, especially in North America where we experienced greater than a 40% increase in sales. Finally, we continue to maintain and improve upon our working capital gains from 2009 which is reflected in our strong cash generation.”

Cytec Coating Resins sales increased 25% to $369 million; operating profit increased to $28.0 million.

In Coating Resins, overall selling volumes were up by 27% versus the second quarter 2009, with continued strong demand in our large industrial coatings markets across all regions. Selling prices increased by 2% and the impact of exchange rates decreased sales by 4%.

Operating earnings of $28.0 million was up significantly versus an operating loss of $19.2 million in the second quarter of 2009 principally due to higher volumes across all product lines in this segment assisted by a lower cost structure resulting from our 2009 restructuring actions.

Cytec Additive Technologies sales increased 5% to $66 million; operating earnings increased to $10.7 million.

In Additive Technologies, overall selling volumes were up by 4% versus the second quarter 2009, attributed to stronger demand broadly across most industrial markets partially offset by reduced sales due to the divestiture of certain low value products. Excluding these divested sales, segment sales were up 20% from the prior period. Selling prices increased by 2% and the impact of exchange rates decreased sales by 1%.

Operating earnings of $10.7 million were up compared to the $3.1 million in the second quarter of 2009 mainly as a result of higher selling volumes and better product mix.

Cytec In Process Separation sales increased 22% to $71 million; operating earnings increased to $14.3 million.

In Process Separation selling volumes were up 22% versus the second quarter 2009, resulting primarily from higher demand in our key alumina and copper mining markets and strong demand for phosphine gas for the electronic and fumigation markets. Selling prices decreased by 1% and the impact of exchange rates increased sales by 1%.

Operating earnings of $14.3 million were significantly improved compared to $2.1 million in the prior year quarter, mainly as a result of higher selling volume and favorable product mix.

Cytec Engineered Materials sales increased by 10% to $196 million; operating earnings increased to $38.6 million.

In Cytec Engineered Materials, selling volumes increased by 11% compared to the prior year period, primarily due to the negative impact in the second quarter of 2009 from destocking by our customers who supply the large commercial transport sector. Selling prices were essentially flat and the impact of exchange rates reduced sales by 1%.

Operating earnings of $38.6 million were up versus $22.1 million in the second quarter of 2009, mainly as a result of higher selling volumes.

Cytec Building Block Chemicals sales increased by 89% to $172 million; operating earnings increased to $15.0 million.

In Building Block Chemicals, selling prices increased by 75% versus the second quarter 2009 as a result of significantly higher propylene costs driving up pricing for acrylonitrile. Volumes were up 14% primarily due to higher melamine demand.

Operating earnings of $15.0 million were up significantly compared to $1.9 million in the prior year second quarter. The increased earnings resulted primarily from higher selling volumes and higher margins on acrylonitrile due to tight supply conditions in the export market.

Special Items

In the second quarter of 2010 is a pre-tax net charge of $4.8 million ($3.1 million after-tax charge or $0.06 per diluted share) for restructuring activities principally related to the decision to exit certain phosphorus products manufactured at our Mount Pleasant, Tennessee facility.

Income Tax Expense

Income tax expense for the second quarter of 2010 was $24.0 million, compared with a tax benefit of $11.4 million in the second quarter of 2009. Included in the provision for the second quarter of 2010 are discrete tax benefits of $2.9 million primarily related to the reversal of a valuation allowance for a European entity. Excluding the tax related impact from the special items previously noted and the above mentioned tax benefit, the overall underlying estimated annual tax rate for the second quarter of 2010 was approximately 31.75% versus the underlying estimated annual tax rate in the second quarter of 2009 of 35%. The decrease over the prior year period’s underlying rate is primarily due to a favorable earnings mix and greater U.S. manufacturing benefits.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $86 million for the second quarter 2010. During the quarter we continued to maintain and build on the excellent progress achieved by our 2009 working capital initiative. While trade accounts receivable increased $52 million due to higher revenues, the average days sales outstanding for the second quarter of approximately 45 days was slightly lower than the first quarter 2010 average of 47 days. Inventory increased by $21 million in the second quarter of 2010 due to higher demand and production, while average days on hand of approximately 59 days was slightly lower than the average for the first quarter of 2010 of 61 days. Accounts payable increased by $26 million in the quarter due to the higher demand levels and an additional increase of 2 days in days payable outstanding in the quarter to 51 days versus the average first quarter of 2010 level of 49 days. We continue to believe the gains made from our working capital initiative are sustainable going forward. The increase in accrued expenses reflects anticipated costs to exit a certain phosphorus product line and increased incentive compensation while the decrease in other liabilities reflects increased contributions to our pension plans.”

Capital spending for the quarter was $27 million (versus $53 million spent in the second quarter of 2009) with approximately 55% of the spending attributable to Engineered Materials, 40% to Specialty Chemical segments, and 5% to Building Block Chemicals.

2010 Outlook

Mr. Fleming commented, “Although we are still operating in a dynamic economic environment, the improved global demand we have experienced across our chemical businesses in the first half of 2010 leads us to a positive outlook for the remainder of 2010. This outlook assumes that the economic recovery continues and that we see our normal seasonal downturn in the second half of 2010. We now expect to achieve 2010 revenues of $3.2 to $3.4 billion versus our prior projection of $2.7 to $3.0 billion, and as adjusted 2010 diluted earnings per share in a range between $3.20 to $3.50, up from our prior as adjusted forecast of $1.90 to $2.40 per diluted share.” Our updated segment guidance by segment follows:

Overall, Coating Resins continues to show steady demand improvement with stronger volumes in all regions. Pricing continues to be competitive, but the effort to offset higher raw material costs continues. Sales are estimated to be in a range of $1.35 to $1.45 billion, up from our previous range of $1.25 to $1.40 billion. Operating earnings are now expected to be in a range of $70 to $80 million, up from our previous range of $45 to $60 million for this segment and up significantly from the 2009 operating loss of $3 million.

In Additives Technologies, sales growth remains strong as a result of improved demand for our industrial surfactants as well as our UV stabilizers, with especially strong demand in North America and Asia. Sales are now projected to be in a range of $240 to $250 million, up from our previous range of $200 to $230 million. Operating earnings are now projected to be in a range of $35 to $40 million, up from our previous range of $15 to $20 million for this segment and up from the 2009 operating earnings of $11 million.

In Process Separation continues to see strong demand and excellent acceptance of Cytec’s new product introductions, with the strongest growth of new products in Europe and Latin America. Expectations are for full year sales to be in a range of $290 to $310 million versus our prior guidance of $280 to $310 million, and for full year operating earnings to be in a range of $55 to $60 million versus our previous operating earnings range of $40 to $50 million due to increased sales and improved product mix.

In Engineered Materials, we saw strong increases in the second quarter as some of our key commercial aerospace customers have announced build-rate increases and have continued buying for new programs. Taking this into account, full year sales for 2010 are now projected to be in a range of $730 to $760 million versus our prior guidance of $650 to $680 million, and full year operating earnings are expected to be in a range of $105 to $115 million for this segment, up substantially from our previous range of $80 to $90 million and up from 2009 operating earnings of $96 million.

In Building Block Chemicals, we have seen modest improvement in the building and construction markets during the first half of the year and are expecting similar demand for acrylonitrile and melamine in the second half. Although the supply situation for acrylonitrile and melamine is currently tight, we expect the market to normalize in the second half of this year. Additionally, selling prices are expected to be lower in this segment in the second half due to decreasing raw material costs. Taking this into account, full year sales are projected to be approximately $550 to $600 million versus our prior estimate of $400 million and full year operating earnings to be in a range of $25 to $30 million, up from our previous 2010 range of $7 to $10 million and 2009 operating earnings of $10 million.

The guidance for Corporate and Unallocated is now forecast to be an operating expense of approximately $23 million for the year up from the previous 2010 estimate of $18 million as we have increased spending on certain other improvement initiatives and increased the accrual for incentive compensation. Our forecast for Other expense, net is now $6 million and Interest expense, net is essentially unchanged at approximately $34 million. The forecast for the underlying annual tax rate for ongoing operations is expected to be in a range of 31% to 33%.

In closing, Mr. Fleming commented, “I am extremely pleased with our performance in the second quarter. The demand improvement combined with the sustained success of the working capital program, our new product introductions and the cost reductions efforts from last year are demonstrated in our results to date. As we execute on our growth strategy in a recovering economy, the benefits of our new lower cost structure and the progress we have made with new product introductions should continue to leverage our earnings.”

Six Month Results

Net earnings for the six months ended June 30, 2010 were $86.6 million or $1.75 per diluted share on sales of $1,661 million. Included in the results for the six months were:

  Included in Corporate and Unallocated, is a favorable net adjustment of $0.7 million ($0.5 million after-tax or $0.01 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations.
  Included in Corporate and Unallocated, is a charge of $5.1 million ($3.2 million after-tax or $0.06 per diluted share) related to the decision to exit certain phosphorus products manufactured at our Mount Pleasant, Tennessee facility.
  Included in income tax expense is a charge of $8.3 million or $0.17 per diluted share due to the recent U.S. Health Care Reform legislation that eliminated a tax benefit on a subsidy given to employers with respect to certain prescription drug benefits to retirees equivalent to those provided under U.S. Medicare Part D.

Excluding these items which total $11.0 million after-tax expense or $0.22 per diluted share, net earnings were $97.6 million or $1.97 per diluted share.

Net loss for the six months ended June 30, 2009 was $24.9 million or $0.52 per diluted share on sales of $1,297 million. Included in the results for the six months were (a) pre-tax net restructuring charges of $37.4 million ($25.0 million after-tax or $0.52 per diluted share), and (b) pre-tax charges of $1.4 million ($1.9 million after-tax or $0.04 per diluted share) for the exit of the polyurethanes product line. Excluding these items, net earnings were $2.0 million or $0.04 per diluted share.

Investor Conference Call to be Held on July 21, 2010 at 11:00am ET

Cytec will host their second quarter earnings release conference call on July 21, 2010 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, chemical intermediates, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$ 873.9	$ 685.3	$ 1,660.7	$ 1,297.3
Manufacturing cost of sales	666.8	603.0	1,290.0	1,100.8
Selling and technical services	50.8	50.6	99.1	100.0
Research and process development	18.4	21.0	36.1	38.9
Administrative and general	33.2	30.8	62.1	60.4
Amortization of acquisition intangibles	9.0	9.4	18.5	18.6
Gain/(loss) on sale of assets	0.0	(1.4)	0.0	0.2
Earnings/(loss) from operations	95.7	(30.9)	154.9	(21.2)
Other expense, net	1.7	0.1	2.0	3.3
Net loss on early extinguishment of debt	0.0	0.0	0.7	0.0
Equity in earnings of associated companies	0.3	0.3	0.4	0.5
Interest expense, net	7.9	5.1	16.1	10.7
Earnings/(loss) before income taxes	86.4	(35.8)	136.5	(34.7)
Income tax provision/(benefit)	24.0	(11.4)	48.4	(10.4)
Net earnings/(loss)	62.4	(24.4)	88.1	(24.3)
Less: Net earnings attributable to noncontrolling interests	(0.6)	(0.4)	(1.5)	(0.6)
Net earnings/(loss) attributable to Cytec Industries Inc.	$ 61.8	$ (24.8)	$ 86.6	$ (24.9)

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings/(loss) per common share	$ 1.26	$ (0.52)	$ 1.76	$ (0.52)
Diluted earnings/(loss) per common share	$ 1.24	$ (0.52)	$ 1.75	$ (0.52)

Dividends per common share	$ 0.0125	$ 0.0125	$ 0.025	$ 0.1375

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars)

	Three months ended June 30,			Six months ended June 30,
	2010	2009		2010	2009
Net Sales:
Coating Resins	$368.9	$295.3		$710.4	$542.0
Additive Technologies
Sales to external customers	66.1	62.9		128.4	113.8
Intersegment sales	0.2	0.2		0.5	0.2
In Process Separation	70.7	58.0		135.8	113.9
Engineered Materials	196.3	178.3		374.0	369.9
Building Block Chemicals
Sales to external customers	171.9	90.8		312.1	157.7
Intersegment sales	6.0	6.8		13.0	11.7
Net sales from segments	880.1	692.3		1,674.2	1,309.2
Elimination of intersegment revenue	(6.2)	(7.0)		(13.5)	(11.9)
Total consolidated net sales	$873.9	$685.3		$1,660.7	$1,297.3

	Three months ended June 30,				Six months ended June 30,
		% of		% of			% of		% of
	2010	Sales	2009	Sales		2010	Sales	2009	Sales
Earnings/(loss) from operations:
Coating Resins	$28.0	8%	$(19.2)	(7)%		$44.7	6%	$(39.5)	(7)%
Additive Technologies	10.7	16%	3.1	5%		19.0	15%	3.6	3%
In Process Separation	14.3	20%	2.1	4%		29.2	22%	6.8	6%
Engineered Materials	38.6	20%	22.1	12%		59.6	16%	55.2	15%
Building Block Chemicals	15.0	9%	1.9	2%		19.1	6%	5.1	3%

Earnings from segments	106.6	12%	10.0	1%		171.6	10%	31.2	2%
Corporate and Unallocated, net (1)	(10.9)		(40.9)			(16.7)		(52.4)
Total earnings/(loss) from operations	$95.7	11%	$(30.9)	(5)%		$154.9	9%	$(21.2)	(2)%

(1) For the three and six months ended June 30, 2010, Corporate and Unallocated includes pre-tax charges of $4.5 and $4.1, respectively, related to the exit of certain phosphorus products and net favorable adjustments of previously recorded restructuring liabilities. For the three and six months ended June 30, 2009, Corporate and Unallocated includes pre-tax charges of $34.2 and $37.4, respectively, for various manufacturing and organizational restructuring initiatives across our Specialty Chemical and Engineered Materials segments and organizational restructuring activities within corporate operations. Also for the three and six months ended June 30, 2009, Corporate and Unallocated includes pre-tax net charges of $1.4 and $1.4, respectively, related to the exit of our polyurethane product line in Europe and Asia.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT
	Three Months Ended June 30, 2010			Six Months Ended June 30, 2010

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	27%	2%	-4%	33%	-2%	0%
Additive Technologies	4%	2%	-1%	11%	1%	1%
In-Process Separation	22%	-1%	1%	20%	-3%	2%
Engineered Materials	11%	0%	-1%	0%	1%	0%
Building Block Chemicals	14%	75%	0%	23%	75%	0%
Total Cytec	19%	11%	-2%	20%	8%	0%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in millions, except per share amounts)

	June 30,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$311.5	$261.7
Trade accounts receivable, less allowance for doubtful accounts of
$5.1 and $6.6 in 2010 and 2009, respectively	455.0	374.2
Other accounts receivable	51.1	58.4
Inventories	389.4	351.9
Deferred income taxes	36.1	41.3
Currency swap receivable	0.0	34.4
Other current assets	21.9	19.0
Total current assets	1,265.0	1,140.9
Investment in associated companies	18.2	21.5
Plants, equipment and facilities, at cost	2,274.3	2,310.0
Less: accumulated depreciation	(1,142.1)	(1,133.8)
Net plant investment	1,132.2	1,176.2
Acquisition intangibles, net of accumulated amortization of $214.6 and $214.8
in 2010 and 2009, respectively	344.3	399.5
Goodwill	659.7	701.9
Deferred income taxes	14.0	11.9
Other assets	107.8	107.5
Total assets	$3,541.2	$3,559.4

Liabilities
Current liabilities
Accounts payable	$360.5	$276.4
Short-term borrowings	9.1	10.4
Current maturities of long-term debt	16.8	16.7
Accrued expenses	198.8	202.2
Income taxes payable	25.9	19.2
Currency swap payable	13.0	45.3
Deferred income taxes	2.1	5.2
Total current liabilities	626.2	575.4
Long-term debt	643.3	658.4
Pension and other postretirement benefit liabilities	347.8	388.8
Other noncurrent liabilities	254.3	309.7
Deferred income taxes	87.2	64.0

Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	0.0	0.0
Common stock, $.01 par value per share, 150,000,000 shares
authorized; issued 49,316,913	0.5	0.5
Additional paid-in capital	448.2	451.0
Retained earnings	1,208.6	1,123.2
Accumulated other comprehensive (loss)/gain	(63.3)	16.0
Treasury stock, at cost, 285,568 shares in 2010 and 594,134 shares in 2009	(16.2)	(31.8)
Total Cytec Industries Inc. stockholders’ equity	1,577.8	1,558.9

Noncontrolling interests	4.6	4.2

Total equity	1,582.4	1,563.1

Total liabilities and stockholders' equity	$3,541.2	$3,559.4

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in millions)

	Six Months Ended June 30,
	2010	2009

Cash flows provided by (used in) operating activities
Net earnings/(loss)	$88.1	$(24.3)
Noncash items included in net earnings/(loss):
Depreciation	52.3	55.2
Amortization	22.5	21.7
Share-based compensation	5.6	4.1
Deferred income taxes	19.6	(21.8)
Gain on sale of assets	(2.3)	(0.2)
Loss on early extinguishment of debt	0.7	0.0
Unrealized loss/(gain) on derivative instruments	2.8	(7.4)
Other	0.3	0.5
Changes in operating assets and liabilities:
Trade accounts receivable	(109.7)	49.2
Other receivables	5.8	27.7
Inventories	(56.6)	149.4
Other assets	1.1	(14.9)
Accounts payable	110.0	(0.4)
Accrued expenses	5.1	9.8
Income taxes payable	14.2	(11.1)
Other liabilities	(35.1)	(7.1)
Net cash provided by operating activities	124.4	230.4
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(55.6)	(116.3)
Net proceeds received on sale of assets	1.7	7.0
Net cash used in investing activities	(53.9)	(109.3)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	0.0	108.0
Payments on long-term debt	(15.5)	(200.3)
Change in short-term borrowings, net	(1.5)	(17.8)
Cash dividends	(2.5)	(6.5)
Proceeds from the exercise of stock options	8.6	1.5
Excess tax benefits from share-based payment arrangements	0.8	0.0
Net cash used in financing activities	(10.1)	(115.1)
Effect of currency rate changes on cash and cash equivalents	(10.6)	0.9
Increase in cash and cash equivalents	49.8	6.9
Cash and cash equivalents, beginning of period	261.7	55.3
Cash and cash equivalents, end of period	$311.5	$62.2

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30, 2010
	Net earnings	Diluted EPS
GAAP Net Earnings	$61.8	$1.24
- Net restructuring charges	3.1	0.06
Non-GAAP Net Earnings*	$64.8	$1.31
*May not add due to rounding

Three Months Ended June 30, 2009
	Net Earnings (Loss)	Diluted EPS
GAAP Net Loss	$(24.8)	$(0.52)
- Net restructuring charges	22.8	0.48
- Loss on disposal of assets	1.4	0.03
Non-GAAP Net Loss	$(0.6)	$(0.01)

Six Months Ended June 30, 2010
	Net earnings	Diluted EPS
GAAP Net Earnings	$86.6	$1.75
- Net restructuring charges	2.7	0.05
- Effect of Health Care Legislation on tax	8.3	0.17
Non-GAAP Net Earnings	$97.6	$1.97

Six Months Ended June 30, 2009
	Net Earnings (Loss)	Diluted EPS
GAAP Net Loss	$(24.9)	$(0.52)
- Net restructuring charges	25.0	0.52
- Loss on disposal of assets and other related exit costs	1.9	0.04
Non-GAAP Net Earnings	$2.0	$0.04

CONTACT:
Cytec Industries Inc.
Investor Relations:
Jodi Allen, 973-357-3283